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                                   EXHIBIT 21

                            SCHEDULE OF SUBSIDIARIES

Future Petroleum Corporation, a Texas corporation

Alaska Eldorado Gold, a Nevada corporation

Future Energy Corporation, a Nevada corporation

Future CAL-TEX Corporation, a Texas corporation